Exhibit 99.1

News Release

Contacts:
Integra LifeSciences Holdings Corporation
John B. Henneman, III                                 John Bostjancic
Executive Vice President                              Senior Director of Finance
Chief Administrative Officer                          (609) 936-2239
(609) 936-2481                                        jbostjancic@integra-ls.com
jhenneman@integra-ls.com

            Integra LifeSciences Reports Record Pre-Tax Earnings and
                      Revenues for the First Quarter 2003

                 Cash Flows from Operations Totaled $8.8 Million

Plainsboro, NJ /April 25, 2003 / -- Integra LifeSciences Holdings Corporation (Nasdaq: IART) today reported net income of $5.4 million, or $0.18 per share, for the first quarter of 2003, as compared to net income of $4.1 million, or $0.13 per share, in the first quarter of 2002.

Total revenues in the first quarter of 2003 increased $10.9 million to $36.8 million, a 42% increase over total revenues in the first quarter of 2002.
Revenues from product lines acquired since the beginning of the first quarter 2002 accounted for $6.2 million of the increase in total revenues. Excluding revenues attributable to product lines acquired since the beginning of the first quarter of 2002, first quarter 2003 product revenues increased by $4.4 million, or 18%, over the prior year period.

Pre-tax earnings for the period were $8.6 million, an increase of 36% over the first quarter of 2002.

"I am very pleased with our record revenues and pre-tax earnings this quarter," said Stuart M. Essig, Integra's President and Chief Executive Officer. "We also completed two significant transactions that position us for further growth. Our acquisition of JARIT(R) Surgical Instruments provides us with an established and respected name in general surgery instruments and broadens our distribution channels and customer base. We also issued $105 million of contingent convertible subordinated notes, which significantly increased our financial flexibility."

Following our integration of several diverse businesses we acquired, in 2003 we began to manage our business and review financial results on an aggregate basis, instead of through different operating segments. Now, integrated teams manage functions such as marketing, manufacturing, research, sales and administration for the entire Company. Accordingly, we now report our financial results under a single operating segment--the development, manufacturing, and distribution of medical devices. For comparative purposes, we have revised our prior period results to reflect this change.

Revenues are now segregated into the following categories:

                                         Quarter Ended March 31,
                                             2003       2002    % Increase
                                          --------    -------   ----------
Product revenue:
Neuromonitoring products                   $10,532    $ 8,582        23%
Operating room products                     12,588      7,872        60%
Instruments                                  6,247      3,823        63%
Private label products                       5,763      4,242        36%
                                          --------   --------   ----------
   Total product revenue                   $35,130    $24,519        43%
Other revenues                               1,650      1,397        18%
                                          --------   --------   ----------
   Total revenue                           $36,780    $25,916        42%

Product revenues for the first quarter of 2003 increased $10.6 million, or 43%, over the first quarter of 2002 to $35.1 million. Increased sales of drainage and cranial access kits provided most of the growth in neuromonitoring products. Revenues from neurosurgical shunt products acquired in 2002 and the continued growth in sales of the DuraGen(R) Dural Graft Matrix and the NeuraGen(TM) Nerve Guide products drove the increase in operating room product revenues. Sales of the Padgett(R) and JARIT surgical instrument lines acquired in 2002 and 2003 accounted for most of the year over year increase in instrument revenues. Revenues from acquired product lines and increased revenue from the VitaCuff(R) device and the Absorbable Collagen Sponge used in Medtronic's bone graft product contributed significantly to the increase in private label product revenues. The growth in other revenue is attributable to an increase in product development revenue offset in part by a decrease in distribution and license fees.

Acquisitions and recent product launches continue to contribute significantly to the Company's revenue growth. Product revenues in the first quarter of 2003 included the following amounts in sales of acquired product lines:

                          Revenue from product     Total revenue
                           lines acquired in       from acquired       Total
                           2003          2002      product lines      revenue
                          ------        ------     --------------     -------
Neuromonitoring products  $  --         $  922          $  922        $10,532
Operating room products      --          2,346           2,346         12,588
Instruments                1,132         1,056           2,188          6,247
Private label products       --            719             719          5,763

Reported gross margin on product revenues in the first quarter of 2003 remained consistent with the first quarter of 2002 at 61% of product revenues and included the negative impact of $346,000 of inventory fair value purchase accounting adjustments.

Sales and marketing expense increased by $2.0 million to $7.6 million in the first quarter of 2003, a slight decrease as a percentage of product revenues from the prior year period. General and administrative expense increased by $1.9 million over the first quarter of 2002 to $4.8 million, primarily as a result of costs incurred in operating the businesses acquired in 2002 and 2003.

The Company generated $8.8 million in cash flows from operations in the first quarter of 2003, as compared to $5.5 million in the prior year quarter. Operating cash flows improved in the first quarter of 2003 primarily as a result of higher net income.

The Company's net interest income decreased by $0.2 million to $0.8 million in the first quarter of 2003, primarily as a result of a continued decrease in interest rates.

The $0.9 million increase in income tax expense in the first quarter of 2003 reflects a slight increase in the effective tax rate projected for 2003 to 36.5%, as compared to the 35% effective rate reported for the first quarter of 2002. The Company expects to report an effective tax rate of 36.5% for the full year 2003.

The Company used approximately $42.4 million of cash to purchase JARIT Surgical Instruments on March 17, 2003. On March 31, 2003, the Company received net proceeds of $101.9 million from the sale of $105.0 million of its 2 1/2% Contingent Convertible Subordinated Notes due March 15, 2008. The Company used approximately $35.3 million of the proceeds from the sale of the notes to repurchase 1.5 million shares of its common stock.

The Company's cash and investments totaled $170 million at March 31, 2003. On April 11, 2003 the Company received $14.5 million in net proceeds from the sale of an additional $15.0 million of notes.

Integra is revising its expectations for revenues, gross margin and earnings for 2003 and 2004. We expect total revenues to increase to between $168 and $171 million in 2003 and $196 and $206 million in 2004. Gross margin is expected to be 60% and 62% of product revenues in 2003 and 2004. Excluding a potential in-process research and development charge related to a $1.5 million milestone payment that may become due in connection with a product development agreement, we expect our earnings to be within a range of $0.80 to $0.82 per share in 2003 and $1.05 to $1.10 per share in 2004. The Company's guidance for the second quarter of 2003 is for total revenues in the range of $42.5 to $43.5 million and earnings per share of $0.18. The Company's second quarter guidance includes the negative impact of approximately $700,000 of inventory fair value purchase accounting adjustments from the JARIT and Padgett acquisitions. In accordance with the Company's usual practices, management's expectations for 2003 and 2004 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

The Company has scheduled a conference call for 9:00 am ET today, April 25, 2003, to discuss the financial results for the first quarter of 2003 and to further discuss its forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing (973) 935-2100 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through May 9, 2003 by dialing (973) 341-3080 (access code 3609049) or through the webcast accessible on our home page.

Additional information about the individual product lines that comprise the various product revenue categories is available in the Investor Relations section of our website (www.Integra-LS.com) under "Presentations".

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neuro-trauma and neurosurgery, plastic and reconstructive surgery, and soft tissue repair. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. The Company has its corporate headquarters in Plainsboro, New Jersey, with manufacturing and research facilities located throughout the world. The Company has approximately 860 permanent employees.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins, income tax rates, and earnings per share. The accuracy of such forward-looking statements is necessarily subject to risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, the Company's ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt the Company's recently launched and planned products and the Company's ability to secure regulatory approval for products in development may adversely affect the Company's future product revenues; the Company's ability to increase sales and product volumes may adversely affect its future gross margins; the geographic mix of the Company's taxable income may adversely affect the Company's income tax rates; and the Company's ability to integrate acquired businesses, increase product sales and gross margins, and control its nonproduct cost will affect its earnings per share. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2002 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                      (In thousands, except per share data)
                                   (UNAUDITED)

Statement of Operations Data:

                                                           Three Month Period
                                                             Ended March 31
                                                          2003            2002

Product revenue                                        $ 35,130        $ 24,519
Other revenue                                             1,650           1,397
                                                       --------        --------
Total revenue                                            36,780          25,916

Cost of product sales                                    13,703           9,528
Research and development                                  2,650           2,078
Selling and marketing                                     7,576           5,672
General and administrative                                4,834           2,963
Amortization                                                577             350
                                                       --------        --------
Total costs and expenses                                 29,340          20,591

Operating income                                          7,440           5,325

Interest income, net                                        776             993
Other income (expense), net                                 349             (23)
                                                       --------        --------

Income before income taxes                                8,565           6,295

Provision for income taxes                                3,127           2,204
                                                       --------        --------


Net income                                             $  5,438        $  4,091

Diluted earnings per share                             $   0.18        $   0.13

Diluted weighted average common
   shares outstanding                                    30,869          30,717



Condensed Balance Sheet Data:
                                                       March 31         Dec 31
                                                         2003            2002

Cash and marketable securities, including
   non-current portion                                 $169,688        $132,311
Accounts receivable, net                                 24,065          19,412
Inventory, net                                           37,394          28,502
Total assets                                            356,756         274,668

Current liabilities                                      25,452          21,921
Long-term debt                                          104,681              --
Total liabilities                                       135,344          27,071
Stockholders equity                                     221,412         247,597


SOURCE: INTEGRA LIFESCIENCES HOLDINGS CORPORATION